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                                                                    EXHIBIT 99.1



AREA
BANCSHARES
CORPORATION
--------------------------------------------------------------------------------
Media Release



                              FOR IMMEDIATE RELEASE
                                 AUGUST 25, 1999


CONTACT:     MR. TIMOTHY O. SHELBURNE
             AREA BANCSHARES CORPORATION
             SENIOR VICE PRESIDENT AND
             GENERAL COUNSEL
             (502)-688-7750

         AREA BANCSHARES CORPORATION ANNOUNCES PROPOSED ACQUISITIONS OF PEOPLES BANK, DEES BANK OF HAZEL, BANK OF LIVINGSTON COUNTY AND BANK OF LYON COUNTY

OWENSBORO, KENTUCKY: August 25, 1999 - Area Bancshares Corporation and each of the four banking companies, Peoples Bank of Murray, Dees Bank of Hazel, Bank of Livingston County and Bank of Lyon County, have announced the signing of definitive agreements providing for Area's cash purchase of these banking companies. Each agreement has been approved by the Boards of Directors of Area and each banking company and is subject to approval by the shareholders of each banking company and by appropriate regulatory agencies. The transactions are expected to close during January 2000.

         The agreements are structured on a purchase accounting basis. The total acquisition price for the four banks is seventy seven million, seven hundred fifty thousand dollars ($77,750,000).

         The acquisitions are expected to have a positive impact on Area's earnings in 2000.


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ABC Release
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         Thomas R. Brumley, Area's Chief Executive Officer, said, "For some time we have been looking at strategic opportunities and attractive markets. Each of these banking companies is a very strong, well-managed banking institution located in an excellent western Kentucky market. We are excited about the opportunity to join forces with them."

         Harold G. Doran, Jr., President and a director of each banking company, said, "With consolidation taking place throughout the banking industry, many community banks are attempting to align themselves with institutions, like Area, that can provide customers with the broadest array of products and services. Area and our banking companies are compatible in culture and the desire to provide top-quality service. These transactions will enable our employees to continue to play an important role in meeting the financial service needs of our customers in the communities we serve."

         Peoples Bank of Murray, Murray, Kentucky, has assets of $266 million; Dees Bank of Hazel, Hazel, Kentucky, has assets of $28 million; Bank of Lyon County, Eddyville, Kentucky, has assets of $49 million; and Bank of Livingston County, Tiline, Kentucky, has assets of $39 million. The total assets being acquired for all four banks are approximately $382 million.

         Area Bancshares Corporation, a $2.3 billion multi-bank holding company, headquartered in Owensboro, Kentucky, operates 13 banks with 58 banking facilities in 24 cities throughout Kentucky. Through its subsidiaries, Area offers a broad range of banking and banking-related services.



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